Exhibit 99.1

Wellesley Bancorp, Inc. Reports Results for the Three and Nine Months Ended September 30, 2016

WELLESLEY, Mass., Oct. 27, 2016 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $755 thousand and $2.2 million for the three and nine months ended September 30, 2016, respectively. These results compare to net income of $700 thousand and $1.7 million for the three and nine months ended September 30, 2015, respectively. The results for the quarter represent an increase of 7.9%, as compared to the prior year third quarter results. Diluted earnings per share were $0.32 and $0.94 for the three and nine months ended September 30, 2016, respectively. For the three and nine months ended September 30, 2015, diluted earnings per share were $0.30 and $0.75, respectively. Total assets were $666.3 million at September 30, 2016, an increase of $45.1 million, or 7.3%, from December 31, 2015 as net loans increased $41.2 million, funded largely by an increase in deposits of $32.1 million.

Thomas J. Fontaine, President and Chief Executive Officer, said, "We are pleased with our strong growth in loans and core deposits, as well as noninterest income, which has led to increases in revenue and earnings."

Third Quarter Earnings
Net income increased $55 thousand, or 7.9%, for the quarter ended September 30, 2016 compared to the quarter ended September 30, 2015, as net interest income and noninterest income increased, partially offset by an increase in noninterest expenses. Net interest income increased $418 thousand, or 8.9%, to $5.1 million for the quarter ended September 30, 2016, as compared to the quarter ended September 30, 2015. This increase was driven primarily by the growth of our loan portfolio, partially offset by higher interest expense from the growth of borrowings and deposits. The yield on earning assets for the third quarter ended September 30, 2016 was 3.96%, a decrease of four basis points from the comparable quarter in 2015. Deposit and borrowing costs were 0.95% for the third quarter 2016, compared to 0.83% for the third quarter ended 2015 as we absorbed the cost of the subordinated debentures issued in December 2015. The net interest margin was 3.19% for the 2016 quarter, compared to 3.31% for the 2015 quarter, reflecting the decrease in earning asset yields and the increase in deposit and borrowing costs between the two periods. Noninterest income totaled $415 thousand for the quarter ended September 30, 2016, an increase of $125 thousand, or 43.1%, compared to the prior year period. Wealth management fees increased $130 thousand compared to the quarter ended September 30, 2015, primarily due to an increase in assets under management, while income from mortgage banking activities increased $36 thousand, due to increased volume, when compared to the prior year period. Total noninterest expenses increased $485 thousand to $4.2 million for the quarter ended September 30, 2016. Salaries and employee benefits increased $313 thousand from the prior period. Occupancy and equipment costs increased $67 thousand from the prior year period. Both salary and benefits and occupancy increases primarily reflect costs associated with the spring 2016 opening of our Newton Centre office. Professional fees increased $62 thousand as we incurred one-time charges for consultants to facilitate certain staffing searches on our behalf during 2016.

Year to Date Earnings
Net income for the nine months ended September 30, 2016 increased $470 thousand compared to net income for the nine months ended September 30, 2015 due to increased net interest income and noninterest income, partially offset by higher noninterest expenses. Net interest income increased $1.3 million or 9.8%, to $14.8 million for the nine months ended September 30, 2016, as compared to $13.4 million in the comparable 2015 period. The increase was largely due to increased loan income resulting from growth in our portfolio. Our earning asset yield remained stable at 3.98% in the nine month period ended September 30, 2016 as compared to 2015 period. Deposit and borrowing costs increased 17 basis points to 0.96% in the current period from 0.79% for the 2015 period, primarily due to the expenses related to the subordinated debt. Our net interest margin was 3.19% for the 2016 nine month period, compared to 3.33% for the 2015 period. Noninterest income totaled $1.3 million, an increase of $474 thousand, as income from wealth management fees in 2016 increased $370 thousand compared to 2015 due to an increase in assets under management. Income from mortgage banking activities increased $78 thousand as compared to the comparable 2015 period due to increased volume. For the nine months ended September 30, 2016, noninterest expenses increased $1.0 million to $12.1 million, as compared to $11.1 million in 2015. Salaries and employee benefits were $7.1 million for the nine months ended September 30, 2016, as compared to $6.6 million in 2015. Occupancy and equipment expense increased $221 thousand to $2.2 million for the nine months ended September 30, 2016, as compared to $2.0 million in 2015. Both salary and benefits and occupancy increases primarily reflect costs associated with the spring opening of our Newton Centre office.

Balance Sheet Growth
Total assets were $666.3 million at September 30, 2016, representing an increase of $45.1 million compared to $621.2 million at December 31, 2015. The increase was primarily related to growth in the loan portfolio and an increase in the level of securities available for sale. On the liability side, deposits increased $32.1 million, and long-term debt and short-term borrowings increased $9.5 million, as compared to December 31, 2015.

Gross loans totaled $553.8 million at September 30, 2016, an increase of $41.4 million, as compared to December 31, 2015. Our portfolios of commercial real estate and commercial and industrial loans increased $9.7 million and $14.0 million, respectively, as we focus on growing those portions of our portfolio. Construction loans increased $8.4 million to $103.3 million at September 30, 2016, compared to $94.9 million at December 31, 2015. Residential mortgage loans increased $10.5 million to $266.9 million at September 30, 2016, primarily due to growth in our adjustable-rate mortgage portfolio. Securities available for sale increased $5.0 million as excess liquidity during the period was reinvested.

Deposits increased $32.1 million to $495.8 million at September 30, 2016. The increase was primarily attributable to an increase in NOW and demand deposit accounts of $23.8 million and an increase of $9.8 million in money market accounts. Certificate of deposits remained relatively unchanged when compared to December 31, 2015 balances. We have emphasized commercial deposit accounts in our business development efforts which contributed to much of the deposit growth during the quarter. Long-term debt and short-term borrowings, consisting entirely of advances from the FHLB, increased $9.5 million as compared to December 31, 2015.

Stockholders' equity increased $3.2 million to $55.4 million, primarily due to earnings and the impact of stock compensation plans during the period. At September 30, 2016, the Company's ratio of stockholders' equity to total assets was 8.31%, compared to 8.40% at December 31, 2015.

About Wellesley Bancorp
Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides comprehensive premier banking and wealth management services to successful individuals, families, businesses and nonprofit organizations. The Company's teams of highly experienced and knowledgeable bankers provide exceptional personalized services to its clients. Wellesley Bank has been serving the greater Boston area for over 100 years. With the newest location in Newton Centre, the Bank has six banking offices and a wholly-owned wealth management company.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Statements of Net Income (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Interest and dividend income:
Interest and fees on loans	$ 5,838	$ 5,342	$ 17,009	$ 15,160
Other interest and dividend income	474	298	1,386	920
Total interest and dividend income	6,312	5,640	18,395	16,080
Interest expense	1,223	969	3,626	2,635

Net interest income	5,089	4,671	14,769	13,445
Provision for loan losses	125	150	312	300

Net interest income, after provision for loan losses	4,964	4,521	14,457	13,145

Total noninterest income	415	290	1,270	796

Noninterest expenses:
Salaries and employee benefits	2,439	2,126	7,119	6,588
Occupancy and equipment	770	703	2,239	2,018
Professional fees	244	182	713	556
Other general and administrative	708	665	2,063	1,947
Total noninterest expenses	4,161	3,676	12,134	11,109

Income before income taxes	1,218	1,135	3,593	2,832
Provision for income taxes	463	435	1,379	1,088

Net income	$ 755	$ 700	$ 2,214	$ 1,744

Other Data:
Return on average assets (1)	0.46%	0.50%	0.47%	0.43%
Return on average equity (1)	5.42%	5.72%	5.45%	4.71%
Net interest margin (1)	3.19%	3.31%	3.19%	3.33%
Earnings per common share:
Basic	$0.32	$0.30	$0.95	$0.76
Diluted	$0.32	$0.30	$0.94	$0.75
Weighted average shares outstanding:
Basic	2,325,356	2,313,103	2,322,147	2,309,894
Diluted	2,364,437	2,334,529	2,352,110	2,326,123
Stockholders' equity to total assets at end of period	8.31%	8.72%	8.40%	8.72%
Book value per common share at end of period	$22.52	$20.90	$22.52	$20.90
Nonperforming loans to total loans at end of period	0.11%	0.79%	0.11%	0.79%

(1) Annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary Consolidated Balance Sheets (In thousands) (Unaudited)

	September 30, 2016	December 31, 2015
Assets
Cash and cash equivalents	$ 24,659	$ 28,178
Certificates of deposit	100	100

Securities available for sale, at fair value	67,418	62,434
Federal Home Loan Bank of Boston stock, at cost	5,639	5,524
Loans held for sale	2,217	1,131

Loans	553,844	512,419
Less allowance for loan losses	(5,307)	(5,112)
Loans, net	548,537	507,307

Bank-owned life insurance	7,246	7,073
Premises and equipment, net	3,976	3,468
Other assets	6,487	5,967

Total assets	$666,279	$621,182

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$ 81,508	$ 64,638
Interest-bearing	414,324	399,100
	495,832	463,738

Short-term borrowings	24,250	20,000
Long-term debt	78,106	72,860
Subordinated debt	9,761	9,734
Accrued expenses and other liabilities	2,959	2,672
Total liabilities	610,908	569,004

Stockholders' equity	55,371	52,178

Total liabilities and stockholders' equity	$666,279	$621,182

Logo - http://photos.prnewswire.com/prnh/20150729/248875LOGO

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550